Exhibit 99.1

Contact:	Brian J. Begley
Vice President, Investor Relations
(215) 546-5005
(215) 553-8455 (fax)

ATLAS PIPELINE PARTNERS, L.P.

REPORTS FIRST QUARTER 2010 RESULTS

Philadelphia, PA, May 4, 2010 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL” or the “Partnership”) today reported recurring adjusted earnings before interest, income taxes, depreciation and amortization (“Recurring Adjusted EBITDA”), a non-GAAP measure, of $50.8 million in the first quarter 2010, compared to $26.4 million in the first quarter of 2009. Net income was $1.9 million for the first quarter of 2010, compared with a net loss of $23.2 million for the prior year first quarter. Recurring Adjusted EBITDA was higher compared to the first quarter of last year primarily due to higher realized natural gas liquids (“NGL”) and condensate prices in the current quarter. The increase was partially offset by lower processed natural gas volumes and NGL production. Recurring Adjusted EBITDA excludes earnings (including gains and losses) from asset disposals, the impact of legacy hedge positions and other one-time, non-recurring items that impact net income. The Partnership believes this measure provides a more accurate comparison of the operating results for the periods presented.

Distributable Cash Flow, a non-GAAP measure, was $19.4 million for the first quarter of 2010. Distributable Cash Flow per weighted average common limited partner unit outstanding for the quarter was approximately $0.36, or $1.44 annually. A reconciliation of non-GAAP measures, including Recurring Adjusted EBITDA and Distributable Cash Flow, is provided within the financial tables of this release.

“We are pleased with the progress the company has made this past quarter,” stated Eugene Dubay, Chief Executive Officer of the Partnership. “In Oklahoma and Texas, our gathering systems are located in liquids rich areas, including the Granite Wash and Spraberry Trend, which are seeing significant new drilling activity. In Appalachia, we have enormous growth potential in the Marcellus Shale through our Laurel Mountain joint venture. And we will certainly benefit from the announced joint venture between Atlas Energy and Reliance Industries. The outlook for the Partnership, with our asset position, is excellent.”

The Partnership had total liquidity (cash plus available capacity on its revolving credit facility) of $90.3 million as of March 31, 2010, up $43.4 million from December 31, 2009. Total debt outstanding was reduced to $1,203.4 million at March 31, 2010, from $1,254.2 million at December 31, 2009, a decrease of $50.8 million. The Partnership continues to focus on reducing its outstanding debt and improving its liquidity, as well as its leverage metrics.

The Partnership continues to increase its risk management portfolio. As of May 3, 2010, the Partnership has natural gas liquids and condensate protection in place for the remainder of 2010 and into 2011. Based on volume as of March 31, 2010, the Partnership has price protection in place for approximately 51% of margin value for 2010; and approximately 30% for first half 2011. Counterparties to the Partnership’s risk management activities consist primarily of investment grade commercial banks that are lenders under the Partnership’s credit facilities, or affiliates of such banks.

During the first quarter 2010, the Partnership terminated its out-of-the-money February through June 2010 purchased natural gas swap positions utilizing proceeds from its August 2009 private placement of common units. The Partnership receives a greater portion of its operating cash flows by removing the negative impact of these legacy derivative positions prior to maturity. The annualized benefit of removing these positions was approximately $28 million. In accordance with the Partnership’s amended credit facility, the cost associated with this early termination was added back to its Recurring Adjusted EBITDA.

*    *    *

Operating Results

Gross margin was $76.6 million for the first quarter 2010, compared to $39.5 million for the prior year period. Gross margin includes total revenues and other income (net) less natural gas and liquids expense. The increase in gross margin was primarily due to increased commodity prices, along with increased volumes on our Midkiff/Benedum and Velma systems, partially offset by the contribution of Appalachia assets to Laurel Mountain Midstream, LLC and lower production volumes on our Elk City/Sweetwater and Chaney Dell systems. Year-over-year volume increases on Midkiff/Benedum and Velma are a direct result of the completion of the Partnership’s Consolidator Plant and our Madill-to-Velma projects, respectively, during 2009. Compared to the first quarter of 2009, volumes on Elk City/Sweetwater and Chaney Dell are lower due to decreased producer drilling activity in these areas during 2009, which was specifically driven by lower commodity prices during the first three quarters of 2009. Drilling in these areas has increased during the past two quarters, as have capital expenditures related to the connection of new wells.

Midkiff/Benedum

The Midkiff/Benedum system’s average natural gas processed volume was 149.1 million cubic feet per day (“Mmcfd”) for the first quarter 2010, compared with the 146.1 Mmcfd for prior year comparable quarter. Average gross NGL production volumes increased to 24,387 barrels per day (“bpd”), up 7.7% when compared to the prior year comparable quarter. These increased volumes are primarily due to the completion of the new Consolidator Plant, which offers increased capacity and higher ethane and propane recoveries over the legacy facility. The Partnership expects volumes on this system to continue to increase through utilization of the Consolidator Plant and as its partner, Pioneer Natural Resources Company (NYSE: PXD) continue to pursue its 440 well drilling plan for this year. The Partnership has also been successful in adding natural gas volumes from other producers in the Spraberry Trend.

Elk City/Sweetwater & Chaney Dell

The western Oklahoma assets, comprised of the Elk City/Sweetwater and Chaney Dell systems, had average NGL production of 21,977 bpd and average natural gas processed volume of 378.7 Mmcfd for the first quarter 2010, which represent a 13.5% and 21.4%, respectively, reduction from the prior year comparable period. System volumes were lower in the first quarter 2010 due to weather related down time, reduced gas volumes used for heater treaters at the wellhead, and decreased drilling in western Oklahoma. The Partnership expects volumes on these systems to increase over the next several quarters as drilling activity has increased in these areas, particularly in the liquid-rich Granite Wash play in western Oklahoma and the Texas Panhandle, and volumes lost from freeze-offs have largely returned.

Velma

The Velma system’s average natural gas processed volume was 70.7 Mmcfd for the first quarter 2010, an increase of approximately 10.8% compared with the prior year comparable quarter. The increase is primarily due to the expansion of the gathering system and connections made to new production through the Madill to Velma pipeline which was placed into service late in the first quarter of 2009. Average NGL production increased to 7,760 bpd, or approximately 10.3%, compared to 7,035 bpd for the prior year first quarter due to the increased processed volumes.

Appalachia

Gross margin for the Appalachia segment, including equity income from its interest in Laurel Mountain Midstream, LLC (“Laurel Mountain”), the Partnership’s joint venture in the Marcellus Shale, was $1.7 million for the first quarter 2010 compared with $10.7 million for the prior year comparable quarter. The first quarter 2010 decrease is primarily due to APL’s contribution of the majority of the Appalachia system to Laurel Mountain, the joint venture established between the Partnership and The Williams Companies, Inc. (NYSE: WMB), in which APL has a 49% ownership interest. Laurel Mountain will benefit from Atlas Energy, Inc.’s (NASDAQ: ATLS) future production growth, which will be accelerated by Atlas Energy’s newly-formed joint venture in the Marcellus Shale with Reliance Industries, Ltd. of India.

*    *    *

Corporate, Capitalization and Liquidity

General and administrative expense, including amounts reimbursed to affiliates, decreased $0.9 million to $9.8 million for the first quarter 2010, compared with $10.7 million for the prior year comparable period and down $2.0 million from the previous quarter. The decrease from first quarter 2009 was primarily related to non-recurring severance expense incurred during the prior year period.

Depreciation and amortization was $22.7 million for the first quarter 2010, compared with $22.7 million for the prior year comparable quarter. Depreciation in the Mid-Continent increased $1.8 million due primarily to expansion capital expenditures incurred subsequent to March 31, 2009, offset by a decrease of $1.8 million in Appalachia due to the sale of assets in the second quarter 2009.

Net of deferred financing costs, interest expense increased to $25.3 million for the first quarter 2010 as compared with $20.1 million for the prior year. This increase was primarily due to an increase in the interest rate on the Partnership’s revolver and senior secured term loans as a result of the amendment to its credit facility in May 2009, offset by a $322.0 million reduction in debt outstanding since March 31, 2009.

The Partnership had available borrowings under its revolving credit facility of $90.2 million at March 31, 2010. The Partnership had $1,203.4 million of total debt which includes $425.8 million outstanding on its term loan that matures in 2014, $494.8 million of 8 1/8% and 8 3/4% senior unsecured notes that mature in 2015 and 2018, respectively, and $280.0 million of outstanding borrowings under its $380.0 million revolving credit facility that matures in 2013. Up to $50.0 million of the credit facility may be utilized for letters of credit, of which $9.8 million was outstanding at March 31, 2010.

* * *

Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s first quarter 2010 results on Wednesday, May 5, 2010 at 9:00 am ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 12:00 pm ET on Wednesday, May 5, 2010. To access the replay, dial 1-888-286-8010 and enter conference code 51354368.

Atlas Pipeline Partners, L.P. is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, northern and western Texas and the Texas panhandle, APL owns and operates eight active gas processing plants and a treating facility, as well as approximately 9,100 miles of active intrastate gas gathering pipeline. In Appalachia, APL is a 49% joint venture partner with Williams in Laurel Mountain Midstream, LLC, which manages the natural gas gathering system in that region, namely from the Marcellus Shale in southwestern Pennsylvania. For more information, visit the Partnership’s website at www.atlaspipelinepartners.com or contact investorrelations@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 1.9% general partner interest, all the incentive distribution rights and approximately 5.8 million common and 15,000 $1,000 par value 12% preferred limited partner units of Atlas Pipeline Partners, L.P.

Atlas Energy, Inc. is one of the largest independent natural gas producers in the Appalachian and Michigan Basins and a leading producer in the Marcellus Shale in Pennsylvania. Atlas Energy, Inc. is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships. Atlas Energy currently operates in the Marcellus Shale in a joint venture with Reliance Industries, Ltd. of India, through which Atlas has a 60% undivided interest. Atlas Energy also owns 1.1 million common units in Atlas Pipeline Partners, L.P. and a 64% interest in Atlas Pipeline Holdings. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of the Partnership to successfully integrate the operations at the acquired systems, regulatory changes, changes in commodity prices and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary

(unaudited; in thousands)

	Three Months Ended
	March 31,
	2010	2009(1)
Revenue:
Natural gas and liquids	$260,949	$144,133
Transportation, compression and other fees – affiliates	176	10,068
Transportation, compression and other fees – third parties	14,079	14,891
Equity income in joint venture	1,462	—
Other income, net	6,569	5,149

Total revenue and other income, net	283,235	174,241

Costs and expenses:
Natural gas and liquids	206,663	134,745
Plant operating	15,534	13,823
Transportation and compression	189	3,331
General and administrative	9,419	10,303
Compensation reimbursement – affiliates	375	375
Depreciation and amortization	22,746	22,668
Interest	26,431	21,108

Total costs and expenses	281,357	206,353

Income (loss) from continuing operations	1,878	(32,112)
Income from discontinued operations	—	8,876

Net income (loss)	1,878	(23,236)

Income attributable to non-controlling interests	(1,317)	(469)
Preferred unit dividends	—	(900)

Net income (loss) attributable to common limited partners and the general partner	$561	$(24,605)

See footnotes on page 9 of this earnings release.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary

(unaudited; in thousands, except per unit amounts)

	Three Months Ended
	March 31,
	2010	2009
Net income (loss) attributable to common limited partners per unit:
Basic:
Continuing operations	$0.01	$(0.71)
Discontinued operations	—	0.19

	$0.01	$(0.52)

Diluted:
Continuing operations	$0.01	$(0.71)
Discontinued operations	—	0.19

	$0.01	$(0.52)

Weighted average common limited partner units outstanding:
Basic	52,849	45,971

Diluted	52,950	45,971

Summary Cash Flow data (from continuing operations):
Cash provided by operating activities	$47,502	$51,320
Cash used in investing activities	$(11,233)	$(72,355)
Cash provided by (used in) financing activities	$(37,131)	$9,667

Capital expenditure data:
Maintenance capital expenditures	$1,171	$544
Expansion capital expenditures	9,743	71,651

Total	$10,914	$72,195

See footnotes on page 9 of this earnings release.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited, in thousands)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$159	$1,021
Accounts receivable	69,853	100,721
Current portion of derivative asset	635	998
Prepaid expenses and other	15,586	15,404

Total current assets	86,233	118,144

Property, plant and equipment, net	1,679,472	1,684,384
Intangible assets, net	161,702	168,091
Investment in joint venture	130,461	132,990
Long-term portion of derivative asset	—	361
Other assets, net	32,689	33,993

	$2,090,557	$2,137,963

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Current portion of long-term debt	$590	$—
Accounts payable – affiliates	5,012	2,043
Accounts payable	12,080	22,928
Accrued liabilities	16,431	14,348
Accrued interest payable	16,556	9,652
Current portion of derivative liability	13,311	33,547
Accrued producer liabilities	65,621	66,211

Total current liabilities	129,601	148,729

Long-term portion of derivative liability	7,893	11,126
Long-term debt, less current portion	1,202,808	1,254,183
Other long-term liability	355	398
Commitments and contingencies

Partners’ capital:
Class B preferred limited partner’s interest	14,955	14,955
Common limited partners’ interests	803,839	787,834
Investment in Class B cumulative preferred member units of Atlas Pipeline Holdings II, LLC (reported as treasury units)	(15,000)	(15,000)
General partner’s interest	15,864	15,853
Accumulated other comprehensive loss	(38,472)	(49,190)

	781,186	754,452
Non-controlling interest	(31,286)	(30,925)

Total partners’ capital	749,900	723,527

	$2,090,557	$2,137,963

See footnotes on page 9 of this earnings release.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Segment Information

(unaudited, in thousands)

	Appalachia	Mid-Continent	Corporate and Other	Consolidated
Three Months Ended March 31, 2010:
Revenue:
Revenues – third party	$24	$286,373	$(4,800)	$281,597
Revenues – affiliates	176	—	—	176
Equity income	1,462	—	—	1,462

Total revenue and other income (loss), net	1,662	286,373	(4,800)	283,235

Costs and Expenses:
Operating costs and expenses	189	222,197	—	222,386
General and administrative(2) `	—	—	9,794	9,794
Depreciation and amortization	151	22,595	—	22,746
Interest expense(2)	—	—	26,431	26,431

Total costs and expenses	340	244,792	36,225	281,357

Net income (loss)	$1,322	$41,581	$(41,025)	$1,878

Three Months Ended March 31, 2009(1):
Revenue:
Revenues – third party	$444	$183,205	$(19,857)	$163,792
Revenues – affiliates	10,449	—	—	10,449

Total revenue and other income (loss), net	10,893	183,205	(19,857)	174,241

Costs and expenses:
Operating costs and expenses	3,520	148,379	—	151,899
General and administrative(2)	—	—	10,678	10,678
Depreciation and amortization	1,919	20,749	—	22,668
Interest expense(2)	—	—	21,108	21,108

Total costs and expenses	5,439	169,128	31,786	206,353

Net income (loss) from continuing operation	5,454	14,077	(51,643)	(32,112)
Income from discontinued operations	—	—	8,876	8,876

Net income (loss)	$5,454	$14,077	$(42,767)	$(23,236)

See footnotes on page 9 of this earnings release.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(unaudited; in thousands)

	Three Months Ended March 31,
	2010	2009(1)
Reconciliation of net income (loss) to other non-GAAP measures(3):
Net income (loss)	$1,878	$(23,236)
Income attributable to non-controlling interests	(1,317)	(469)
Depreciation and amortization	22,746	22,668
Interest expense, net of ineffective interest rate swaps(4)	26,890	21,108
NOARK depreciation and amortization(5)	—	2,012
NOARK interest expense(5)	—	26

EBITDA	50,197	22,109
Adjust for cash flow from equity investment	2,529	—
Non-cash (gain) loss on derivatives(8)	(20,583)	44,018
Early termination cash derivative expense(6)	13,370	5,000
Non-cash linefill (gain) loss(7)	178	(469)
Non-cash compensation expense (income)	123	(93)

Adjusted EBITDA	45,814	70,565
Interest expense, net of ineffective interest rate swaps(4)	(26,890)	(21,108)
NOARK interest expense(5)	—	(26)
Amortization of deferred financing costs	1,623	1,017
Preferred unit dividends	—	(900)
Maintenance capital expenditures	(1,171)	(544)
NOARK maintenance capital expenditures(5)	—	(151)

Distributable Cash Flow	$19,376	$48,853

Reconciliation of Adjusted EBITDA to Recurring Adjusted EBITDA(3):
Adjusted EBITDA	$45,814	$70,565
Adjusted EBITDA from asset disposals (including gain/loss on sale of assets)(9)	—	(15,015)
Gain on early settlement of derivatives	—	(19,520)
(Gain)/loss recognized from legacy derivative positions	5,004	(9,640)

Recurring Adjusted EBITDA	$50,818	$26,390

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its NOARK gas gathering and interstate pipeline system.
(2)

The Partnership notes that interest and general and administrative expenses have not been allocated to its reportable segments as it would be unfeasible to reasonably do so for the periods presented. Derivative contracts are held at the corporate level and are reported accordingly.

(3)

EBITDA, Adjusted EBITDA, Recurring Adjusted EBITDA and Distributable Cash Flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes that EBITDA, Adjusted EBITDA, Recurring Adjusted EBITDA and Distributable Cash Flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. Adjusted EBITDA is also a financial measurement that is utilized within the Partnership’s financial covenants under its credit facility. EBITDA, Adjusted EBITDA, Recurring Adjusted EBITDA and Distributable Cash Flow are not measures of financial performance under GAAP and, accordingly, should not be considered in isolation or as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

(4)

Includes the cost of interest rate swaps that were previously recognized in interest expense prior to the May 2009 amendment to the Partnership’s credit facility but are now recorded in other income (loss), net in the Partnership’s income statement because of ineffectiveness.

(5)	Included within income from discontinued operations.
(6)

During the quarter ended March 31, 2010 and 2009, the Partnership made net payments of $13.4 million and $5.0 million, respectively, related to the early termination of derivative contracts. The Partnership had previously entered into an amendment to its credit facility to revise the definition of Consolidated EBITDA to allow for the add-back of charges relating to the early termination of certain derivative contracts for debt covenant calculation purposes when the early termination of derivative contracts is funded through the issuance of equity.

(7)	Includes the non-cash impact of commodity price movements on pipeline linefill inventory.
(8)

The Partnership includes the unrealized gain/loss on premiums paid and received in non-cash (gain) loss on derivatives. The gain/loss is realized and recognized in Adjusted EBITDA in the period the option is exercised or expires.

(9)	Represents earnings from disposed assets, including the NOARK gas gathering and interstate pipeline system and the 51% interest in the assets contributed to Laurel Mountain.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Operating Highlights

	Three Months Ended March 31,
	2010	2009
Mid-Continent
Weighted Average Prices(1)
Unhedged natural gas sales price per Mcf	$5.18	$3.40
Unhedged NGL sales price per gallon	$1.05	$0.60
Unhedged condensate sales price per barrel	$75.12	$36.10
NGL price per gallon – Conway hub	$1.01	$0.55
NGL price per gallon – Mt. Belvieu hub	$1.11	$0.62
Velma System(1)
Natural Gas
Gross natural gas gathered – Mcfd	73,220	65,955
Gross natural gas processed – Mcfd	70,742	63,875
Residue gas volume – Mcfd	55,482	50,173
Unhedged natural gas sales price per Mcf	$5.19	$3.44
Natural Gas Liquids and Condensate
Gross NGL production – bpd	7,760	7,035
Unhedged NGL sales price per gallon	$1.00	$0.55
Gross condensate sales – bpd	477	345
Unhedged condensate sales price per barrel	$77.19	$38.86
Elk City/Sweetwater System(1)
Natural Gas
Gross natural gas gathered – Mcfd	228,164	253,878
Gross natural gas processed – Mcfd	171,797	253,918
Residue gas volume – Mcfd	154,648	232,038
Unhedged natural gas sales price per Mcf	$5.21	$3.29
Natural Gas Liquids and Condensate
Gross NGL production – bpd	9,397	11,719
Unhedged NGL sales price per gallon	$1.05	$0.63
Gross condensate sales – bpd	480	529
Unhedged condensate sales price per barrel	$73.13	$39.30
Chaney Dell System(1)
Natural Gas
Gross natural gas gathered – Mcfd	222,004	303,022
Gross natural gas processed – Mcfd	206,912	227,855
Residue gas volume – Mcfd	188,232	255,976
Unhedged natural gas sales price per Mcf	$5.19	$3.36
Natural Gas Liquids and Condensate
Gross NGL production – bpd	12,580	13,685
Unhedged NGL sales price per gallon	$1.02	$0.56
Gross condensate sales – bpd	759	927
Unhedged condensate sales price per barrel	$74.56	$32.50
Midkiff/Benedum System(1)
Natural Gas
Gross natural gas gathered – Mcfd	157,693	153,978
Gross natural gas processed – Mcfd	149,084	146,055
Residue gas volume – Mcfd	99,640	105,238
Unhedged natural gas sales price per Mcf	$5.15	$3.50
Natural Gas Liquids and Condensate
Gross NGL production – bpd	24,387	22,650
Unhedged NGL sales price per gallon	$1.10	$0.64
Gross condensate sales – bpd	690	789
Unhedged condensate sales price per barrel	$76.15	$36.85

(1)	“Mcf” represents thousand cubic feet; “Mcfd” represents thousand cubic feet per day; “bpd” represents barrels per day.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Hedge Positions through 2010

(as of May 3, 2010)

Note: The natural gas, natural gas liquid and condensate hedge positions shown below represent the hedge contracts in place through March 31, 2011. APL’s hedge position in its entirety, including any hedges for periods after March 31, 2011, will be disclosed in the Partnership’s Form 10-Q.

NATURAL GAS HEDGES

Swap Contracts

Production Period	Purchased /Sold		Commodity	MMBTU	Avg. Fixed Price
2Q 2010	Sold		Natural Gas Basis	1,110,000	$(0.58)
2Q 2010	Purchased		Natural Gas Basis	3,300,000	(0.56)
3Q 2010	Sold		Natural Gas Basis	1,140,000	(0.70)
3Q 2010	Purchased		Natural Gas Basis	1,140,000	(0.71)
4Q 2010	Sold		Natural Gas Basis	1,140,000	(0.70)
4Q 2010	Purchased		Natural Gas Basis	1,140,000	(0.70)
1Q 2011	Sold		Natural Gas Basis	480,000	(0.73)
1Q 2011	Purchased		Natural Gas Basis	480,000	(0.76)
2Q 2011	Sold		Natural Gas Basis	480,000	(0.73)
2Q 2011	Purchased		Natural Gas Basis	480,000	(0.76)

Option Contracts

Production Period	Purchased/Sold	Type	Commodity	MMBTU	Avg. Strike Price
2Q 2010	Purchased	Call	Natural Gas	2,190,000	$5.50
3Q 2010	Purchased	Call	Natural Gas	2,100,000	5.50
4Q 2010	Purchased	Call	Natural Gas	2,100,000	6.50

NATURAL GAS LIQUIDS AND CONDENSATE HEDGES Swap Contracts - NGLS

Production Period	Purchased /Sold		Commodity	Gallons	Avg. Fixed Price
3Q 2010	Sold		Propane	8,820,000	$1.10
4Q 2010	Sold		Propane	8,820,000	1.12
4Q 2010	Sold		Normal Butane	1,890,000	1.55
4Q 2010	Sold		Natural Gasoline	1,512,000	1.93

Swap Contracts - Crude

Production Period	Purchased /Sold		Commodity	Barrels	Avg. Fixed Price
1Q 2011	Sold		Crude	39,000	92.61
2Q 2011	Sold		Crude	39,000	93.13

Option Contracts - NGLs

Production Period	Purchased/Sold	Type	Commodity	Gallons	Avg. Strike Price
2Q 2010	Purchased	Put	Propane	17,640,000	$1.06
3Q 2010	Purchased	Put	Propane	6,048,000	1.11
3Q 2010	Purchased	Put	Normal Butane	2,772,000	1.44

Option Contracts – Crude

Production Period	Purchased/Sold	Type	Commodity	Barrels	Avg. Strike Price
2Q 2010	Purchased	Put	Crude Oil	303,000	$74.35
2Q 2010	Purchased	Call	Crude Oil	270,000	120.00
3Q 2010	Purchased	Put	Crude Oil	174,000	74.15
3Q 2010	Sold	Call	Crude Oil	280,500	99.42
3Q 2010	Purchased	Call	Crude Oil	87,000	120.00
4Q 2010	Purchased	Put	Crude Oil	150,000	74.40
4Q 2010	Sold	Call	Crude Oil	280,500	99.42
4Q 2010	Purchased	Call	Crude Oil	87,000	120.00
1Q 2011	Purchased	Put	Crude Oil	210,000	89.00
1Q 2011	Sold	Call	Crude Oil	169,500	94.68
1Q 2011	Purchased	Call	Crude Oil	63,000	120.00
2Q 2011	Purchased	Put	Crude Oil	210,000	89.00
2Q 2011	Sold	Call	Crude Oil	169,500	94.68
2Q 2011	Purchased	Call	Crude Oil	63,000	120.00